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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                   AETNA INC.

Section 1.  The name of the corporation is Aetna Inc.

Section 2. The nature of the business to be transacted, and the purposes to be promoted or carried out by the Company, are to engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut or any successor statute thereto.

The Company shall have all powers granted by law and all powers granted in the Stock Corporation Act of the State of Connecticut or any successor statute thereto.

Section 3. The authorized number of shares of capital stock shall be 500,000,000 shares of Common Stock, par value $.01 per share, and 15,000,000 shares of Class A Voting Preferred Stock, par value $.01 per share, 15,000,000 shares of Class B Voting Preferred Stock, par value $.01 per share, 15,000,000 shares of Class C Voting Preferred Stock, par value $.01 per share and 15,000,000 shares of Class D Non-Voting Preferred Stock, par value $.01 per share. The Class A Voting Preferred Stock, Class B Voting Preferred Stock, Class C Voting Preferred Stock and Class D Non-Voting Preferred Stock shall be equal in rank among themselves and senior to the Common Stock as to payments of dividends or payments upon liquidation. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of any of the classes of the preferred stock, including, without limitation, any voting rights thereof, to divide and issue any of the classes of the preferred stock in series, and to fix and determine the variations among series to the extent permitted by law. No holder of any Common Stock of the Company shall have any preemptive right to purchase or subscribe to any shares of any class of its capital stock now or hereafter authorized or to any securities convertible into shares, including warrants, rights to subscribe and options to acquire shares, of any class of its capital stock. No holder of any class of the preferred stock of the Company shall have any preemptive right to purchase or subscribe to any shares of any class of its capital stock now or hereafter authorized or to any securities convertible into shares, including warrants, rights to subscribe and options to acquire shares, of any class of its capital stock.

Section 4. The minimum amount of stated capital with which the Company shall commence business is One Thousand Dollars ($1,000).

Section 5. (A) The Board of Directors may from time to time declare, and the Company may, to the extent of its capital surplus and as otherwise permitted by law, make distributions of cash or property to its shareholders with respect to its outstanding shares or any portion thereof.
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(B) The Company may from time to time purchase or convert its own shares for cash, securities or other property to the extent of its unreserved and unrestricted capital surplus and as otherwise permitted by law.

Section 6. Convertible shares of capital stock of the Company that are surrendered to the Company upon conversion; redeemable shares that are redeemed, purchased or otherwise acquired by the Company; and shares otherwise required to be canceled by the Company shall, in each case, unless otherwise specified by the Board of Directors, revert to authorized but unissued shares of the applicable class of capital stock, undesignated as to series in the case of shares of preferred stock.

Section 7. (A) No person who is or was a director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of duty as a director in an amount that exceeds the compensation received by the director for serving the Company during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (3) of Section 33-374d of the Stock Corporation Act of the State of Connecticut as in effect on the effective date hereof, or as defined in any successor statute thereto, as such may be amended from time to time, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the Company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the Company, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Company, or (e) create liability under Section 33-321 of the Stock Corporation Act of the State of Connecticut as in effect on the effective date hereof or any successor statute thereto, as such may be amended from time to time. This
Section 7 shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof. Any lawful repeal or modification of this Section 7 or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the Company shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection of such person existing hereunder with respect to any breach of duty occurring prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.

(B) The limitation of liability of any person who is or was a director provided for in this Section shall not be exclusive of any other limitation or elimination of liability contained in, or which may be provided to any such person under, Connecticut law as in effect on the effective date hereof and as thereafter amended.

Section 8. The Company's By-Laws may provide for the establishment of an Executive Committee, which committee may, subject to such limitations as the By-Laws from time to time provide, exercise all of the authority of the Board of Directors of the Company.

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